NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com
NYSE: NWE News Release FOR IMMEDIATE RELEASE	Media Contact: Claudia Rapkoch (866) 622-8081 claudia.rapkoch@northwestern.com Investor Relations Contact: Travis Meyer (605) 978-2967 travis.meyer@northwestern.com

NORTHWESTERN REPORTS FIRST QUARTER 2014 FINANCIAL RESULTS

Company reports diluted earnings per share of $1.17 for the first quarter 2014
Reaffirms full year 2014 guidance of $2.60 - $2.75 per diluted share
Declares a quarterly dividend of $0.40 per share, payable June 30, 2014

SIOUX FALLS, S.D. - April 24, 2014 - NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) reported financial results for the quarter ended March 31, 2014. Net income for the period was $45.6 million, or $1.17 per diluted share, as compared with net income of $37.9 million, or $1.01 per diluted share, for the same period in 2013.

"With the prolonged severe cold weather driving up natural gas prices across the country, our approximately 32% owned gas production, including the recently-acquired Bear Paw South assets, provided our Montana customers a great benefit with more stable supply prices,” said Bob Rowe, Chief Executive Officer.  “The colder weather we experienced in the first quarter increased our retail electric and gas volumes and contributed to our earnings.”

Summary Financial Results	Three Months Ended March 31,
(in thousands, except per share amounts)	2014	2013
Total Revenues	$369,723	$313,020
Cost of Sales	167,428	132,196
Gross Margin	202,295	180,824
Operating Expenses
Operating, general and administrative	72,082	68,837
Property and other taxes	28,545	25,759
Depreciation	30,318	29,218
Total Operating Expenses	130,945	123,814
Operating Income	71,350	57,010
Interest Expense	(19,966)	(16,779)
Other Income	2,189	2,715
Income Before Income Taxes	53,573	42,946
Income Tax Expense	(7,993)	(5,044)
Net Income	$45,580	$37,902
Average Common Shares Outstanding	38,856	37,384
Basic Earnings per Average Common Share	$1.17	$1.01
Diluted Earnings per Average Common Share	$1.17	$1.01
Dividends Declared per Common Share	$0.40	$0.38

NorthWestern Reports First Quarter 2014 Financial Results
April 24, 2014

Significant items for the quarter ended March 31, 2014 include:

•
Improvement in net income of approximately $7.7 million as compared with the same period in 2013, due primarily to the impact of our acquisition of natural gas production assets and colder winter weather; and

•	Upgrade of our senior secured and senior unsecured credit ratings by Moody's Investors Service (Moody's).

Reconciliation of Primary Changes from 2013 to 2014

	Three Months Ended March 31,
	Pre-tax	Net	Diluted
($millions, except EPS)	Income	Income(1)	EPS(2)
2013 reported	$42.9	$37.9	$1.01

Gross Margin
Natural gas production	9.5	5.8	0.15
Electric retail volumes	5.7	3.5	0.09
Montana natural gas rate increase	4.5	2.8	0.07
Natural gas retail volumes	3.2	2.0	0.05
Other	(1.4)	(0.9)	(0.02)
Subtotal - Gross Margin	21.5	13.2	0.34
OG&A Expense
Natural gas production	(2.2)	(1.4)	(0.04)
Labor	(1.6)	(1.0)	(0.03)
Hydro Transaction costs	(0.8)	(0.5)	(0.01)
Other	1.3	0.8	0.02
Subtotal - OG&A Expense	(3.3)	(2.1)	(0.06)
Other items
Depreciation expense	(1.1)	(0.7)	(0.02)
Property and other taxes	(2.7)	(1.7)	(0.04)
Interest expense (includes bridge fees related to Hydro Transaction)	(3.2)	(2.0)	(0.05)
Other income	(0.5)	(0.3)	—
Permanent and flow through adjustments to income taxes		0.8	0.02
Impact of higher share count			(0.05)
All other, net	—	0.5	0.02
Subtotal - Other items	(7.5)	(3.4)	(0.12)

Total EPS impact of above items			0.16

2014 reported	$53.6	$45.6	$1.17

(1) Income Tax Benefit (Expense) calculation on reconciling items assumes effective tax rate of 38.5%.
(2) EPS calculated using first quarter 2014's diluted share count of 38.955 million.

NorthWestern Reports First Quarter 2014 Financial Results
April 24, 2014

Significant Drivers

Gross Margin
Consolidated gross margin for the three months ended March 31, 2014 was $202.3 million compared with $180.8 million for the same period in 2013. The $21.5 million increase was primarily due to:

•	$9.5 million increase in natural gas production margin primarily due to the acquisition of gas production assets in December 2013, which revenues are subject to refund;

•	$5.7 million increase in electric retail volumes due primarily to colder winter weather and customer growth;

•	$4.5 million increase in Montana natural gas delivery rates implemented in April 2013; and

•	$3.2 million increase in natural gas retail volumes due primarily to colder winter weather and customer growth.

These increases were offset by:

•	$1.4 million reduction to other miscellaneous gross margin items.

Operating, General and Administrative Expenses
Consolidated operating, general and administrative expenses for the three months ended March 31, 2014 were $72.1 million compared with $68.8 million for the same period in 2013. The $3.3 million increase was primarily due to:

•	$2.2 million higher natural gas production costs due to the acquisition of the natural gas production included in the gross margin benefit above;

•	$1.6 million increased labor costs due primarily to compensation increases and more time spent by employees on maintenance projects (which are expensed) rather than capital projects; and

•	$0.8 million higher legal and professional fees associated with the Hydro Transaction. We expect to incur additional Hydro Transaction related legal and professional fees during 2014.

These increases were partly offset by:

•	$1.3 million reduction to other miscellaneous expense items.

Property and Other Taxes
Property and other taxes were $28.5 million for the three months ended March 31, 2014, as compared with $25.8 million in the same period of 2013. This increase was primarily due to plant additions and higher estimated property valuations in Montana. We estimate property taxes throughout each year and update to the actual expense when we receive our Montana property tax bills in November.

NorthWestern Reports First Quarter 2014 Financial Results
April 24, 2014

Depreciation Expense
Depreciation expense was $30.3 million for the three months ended March 31, 2014, as compared with $29.2 million in the same period of 2013. This reflects an increase in depreciation expense due to plant additions, offset in part by a reduction in depreciation rates of approximately $1.5 million as a result of new depreciation studies conducted by an independent consultant and implemented during the second quarter of 2013. These studies reflect longer asset lives on our electric and natural gas assets in Montana, and electric assets in South Dakota.

Operating Income
Consolidated operating income for the three months ended March 31, 2014 was $71.4 million, as compared with $57.0 million in the same period of 2013. This increase was due to the increase in gross margin partly offset by higher operating expenses as discussed above.

Interest Expense & Other Income
Consolidated interest expense for the three months ended March 31, 2014 was $20.0 million, as compared with $16.8 million in the same period of 2013. This increase includes $1.9 million of expenses associated with the bridge credit facility related to the Hydro Transaction, higher interest from the issuance in December 2013 of $100 million of long-term debt unrelated to the Hydro Transaction, and interest accrued on revenues subject to refund. We expect interest expense to increase by approximately $5.6 million for the remainder of 2014 as a result of these items.

Consolidated other income for the three months ended March 31, 2014, was $2.2 million, as compared with $2.7 million in the same period of 2013. This decrease was primarily due to lower capitalization of AFUDC.

Income Tax Expense
Consolidated income tax expense for the three months ended March 31, 2014 was $8.0 million, as compared with $5.0 million in the same period of 2013. Our effective tax rate was 14.9% for the three months ended March 31, 2014 as compared with 11.7% for the three months ended March 31, 2013. The following table summarizes the significant differences in income tax expense based on the differences between our effective tax rate and the federal statutory rate:

(in millions)	Three Months Ended March 31,
	2014	2013
Income Before Income Taxes	$53.6	$42.9

Income tax calculated at 35% federal statutory rate	18.8	15.0

Permanent or flow through adjustments:
State income, net of federal provisions	0.4	(1.4)
Flow through repairs deductions	(9.7)	(7.7)
Production tax credits	(1.4)	(1.2)
Plant and depreciation of flow through items	0.4	0.8
Other, net	(0.5)	(0.5)
	(10.8)	(10.0)

Income tax expense	$8.0	$5.0

NorthWestern Reports First Quarter 2014 Financial Results
April 24, 2014

Liquidity and Capital Resources
As of March 31, 2014, our total net liquidity was approximately $234.5 million, including $19.5 million of cash and $215.0 million of revolving credit facility availability. This compares to total net liquidity at December 31, 2013 of $175.6 million.

Dividend Declared
NorthWestern's Board of Directors declared a quarterly common stock dividend of $0.40 per share, payable June 30, 2014 to common shareholders of record as of June 13, 2014.

Significant Items Not Contemplated in Guidance
A reconciliation of items not factored into our 2014 and final 2013 earnings guidance of $2.60 - $2.75 and $2.45 - $2.60 per diluted share, respectively, are as follows. The amount below represents an after-tax non-GAAP measure that may provide users of this financial information with additional meaningful information regarding the impact of certain items on the Company's expected earnings. More information on this measure can be found in the "Non-GAAP Financial Measures" section below.

2014	Q1	Q2	Q3	Q4	YTD 2014

Reported GAAP diluted EPS	$1.17				$1.17

Non-GAAP Adjustments:

Weather	(0.05)				(0.05)
Hydro transaction (professional fees & bridge financing)	0.04				0.04

Adjusted diluted EPS	$1.16	—	—	—	$1.16

2013	Q1	Q2	Q3	Q4	FY 2013

Reported GAAP diluted EPS	$1.01	0.37	0.40	0.68	$2.46

Non-GAAP Adjustments:

Weather		(0.02)	(0.02)	(0.01)	(0.05)
Hydro transaction (professional fees & bridge financing)			0.05	0.06	0.11
Prior period DSM lost revenue (incl. accrued interest)			(0.04)	0.02	(0.02)

Adjusted diluted EPS	$1.01	$0.35	$0.39	$0.75	$2.50

2014 Earnings Guidance Reaffirmed
NorthWestern reaffirms the 2014 earnings guidance range of $2.60 - $2.75 per diluted share based upon, but not limited to, the following major assumptions and expectations:

•	Normal weather in our electric and natural gas service territories for 2014;

•
Excludes any hydro related transaction fees (including legal and bridge financing) and any potential income generated from the regulated operation of the hydro assets post-closing, assuming regulatory approval;

•	Excludes any potential additional impact as a result of the FERC decision regarding revenue allocation at our Dave Gates Generating Station;

•	A consolidated income tax rate of approximately 14% - 16% of pre-tax income; and

•	Diluted average shares outstanding of 39.3 million.

NorthWestern Reports First Quarter 2014 Financial Results
April 24, 2014

Company Hosting Investor Conference Call
As previously announced, NorthWestern will host an investor conference call and webcast today, April 24, at 4:00 pm Eastern Time to review its financial results. The conference call will be webcast live on the Internet at http://www.northwesternenergy.com under the “Our Company / Investor Relations / Presentations and Webcasts” heading or by visiting
http://www.videonewswire.com/event.asp?id=98495. To listen, please go to the site at least 10 minutes in advance of the call to register. An archived webcast will be available shortly after the call and will be available for one year.

A telephonic replay of the call will be available beginning at 6:00 p.m. Eastern today through May 24, 2014, at (888) 203-1112 access code 9765855.

Annual Stockholders Meeting to be Held Today
NorthWestern will hold its annual stockholders meeting today, April 24, 2014, at 12:00 p.m. Eastern Time (10:00 a.m. Mountain Time) at the NorthWestern Energy Montana Operational Support Office, 40 East Broadway, Butte, Montana.

The annual stockholders meeting will also be webcast live on the Internet at www.northwesternenergy.com under the “Our Company / Investor Relations / Presentations and Webcasts” heading or by visiting http://www.videonewswire.com/event.asp?id=98498.

About NorthWestern Energy
NorthWestern Energy provides electricity and natural gas in the Upper Midwest and Northwest, serving approximately 678,200 customers in Montana, South Dakota and Nebraska. More information on NorthWestern Energy is available on the Company's Website at www.northwesternenergy.com.

Non-GAAP Financial Measures
This press release includes financial information prepared in accordance with GAAP, as well as other financial measures, such as Gross Margin and Adjusted Diluted EPS, that are considered “non-GAAP financial measures.”  Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. Gross Margin (Revenues less Cost of Sales) is a non-GAAP financial measure due to the exclusion of depreciation from the measure. Gross Margin is used by us to determine whether we are collecting the appropriate amount of energy costs from customers to allow recovery of operating costs. Adjusted Diluted EPS is another non-GAAP measure. The Company believes the presentation of Adjusted Diluted EPS is more representative of our normal earnings than the GAAP EPS due to the exclusion (or inclusion) of certain impacts that are not reflective of ongoing earnings.

The presentation of these non-GAAP measures is intended to supplement investors' understanding of our financial performance and not to replace other GAAP measures as an indicator of actual operating performance.  Our measures may not be comparable to other companies' similarly titled measures.

NorthWestern Reports First Quarter 2014 Financial Results
April 24, 2014

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the information under “2014 Earnings Guidance Reaffirmed”.  Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual future business and financial performance may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to:

•
potential adverse federal, state, or local legislation or regulation, including costs of compliance with existing and future environmental requirements, as well as adverse determinations by regulators, could have a material effect on our liquidity, results of operations and financial condition;

•
changes in availability of trade credit, creditworthiness of counterparties, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which could adversely affect our liquidity and results of operations;

•
unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs; and

•	adverse changes in general economic and competitive conditions in the U.S. financial markets and in our service territories.

Our 2013 Annual Report on Form 10-K, first quarter 2014 and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, actual results may differ materially from those contemplated in any forward-looking statement due to the timing and likelihood of the closing of the purchase of PPL Montana LLC's hydro-electric generating facilities.

Note: The financial tables that have historically been provided at the end of the press release can now be found in the appendix of the earnings webcast presentation.